CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of August 1, 2002, by and between Richard E.
Stoddard ("Consultant") and Cadiz Inc., a Delaware corporation ("Cadiz").

     WHEREAS, Consultant desires to provide to Cadiz, and Cadiz desires to obtain from Consultant, consulting services relating to the business operations of Cadiz;

     NOW, THEREFORE, the parties agree as follows:

     1.   TERM.   Cadiz hereby engages Consultant to provide
consulting services to Cadiz, and Consultant accepts such engagement, for a term of two (2) years (the "Term") commencing as of the date of this Agreement (the
"Commencement Date").

     2.   DUTIES.   During the Term, Consultant shall serve
as a Consultant to Cadiz. Consultant shall render advisory and consulting services to Cadiz of the type customarily performed by persons serving in similar limited consulting capacities, consistent with the knowledge and experience possessed by Consultant. The Consultant's services shall include assisting Cadiz with the implementation of the Cadiz water program and other Cadiz water related matters and, in particular, providing advice and assistance to Cadiz management, Cadiz counsel and outside counsel regarding water strategy, the handling and settlement of litigation, and MWD and third party contract negotiations, as well as providing such other advice and assistance as the Board of Directors or the Chief Executive Officer of Cadiz may reasonably request. Consultant shall be granted such title as the Board of Directors of Cadiz may designate, subject to acceptance of such title by Consultant. Consultant shall also, if invited, serve as a member of the Board of Directors of Cadiz as provided in Section 6 below, subject to acceptance of such position by Consultant. For purposes of performing consulting services for Cadiz, Cadiz shall make available to Consultant office space at the offices of Cadiz in Santa Monica, California, or at such other location or locations as Cadiz and Consultant may agree.

     3. NECESSARY SERVICES.

          a.   PERFORMANCE OF DUTIES. Consultant shall
perform his duties in a diligent and reasonable manner consistent with professional standards in the field.

          b. HOURS OF SERVICE. The parties acknowledge and agree that Consultant's fulfillment of his obligations to Cadiz hereunder will require Consultant's services for approximately one-half of Consultant's available working hours per week.

          c.   NON-EXCLUSIVEDUTIES. Nothing in this
Agreement shall preclude Consultant from acting as a consultant to or employee of any other business or entity, except that:

               (i)  Consultant may not engage in any
activity which materially detracts from the performance of Consultant's duties hereunder; and

               (ii) Consultant may not render any services
to, or engage in any activity for, another entity in any capacity whatsoever (whether as an owner, employee, independent contractor or otherwise) which is in any way
competitive with the business,   as then being conducted, of
Cadiz or any affiliate of Cadiz; provided, however, that Cadiz acknowledges that Consultant is providing and may continue to provide services on a priority basis to Kaiser Ventures LLC ("Kaiser") as Chairman and CEO of Kaiser. Cadiz acknowledges that it has been advised by Consultant of Consultant's obligations and duties to Kaiser and further acknowledges that at present and as currently contemplated Consultant's duties to Kaiser do not interfere with Consultant's obligations to Cadiz as contemplated by this Agreement. Notwithstanding the foregoing, Cadiz and Consultant agree in the event that in the judgment of either Cadiz or Consultant the provision of Consultant's duties to Kaiser interfere with Consultant's obligations to Cadiz under this Agreement, then Cadiz and Consultant shall negotiate in good faith adjustments to this Agreement as necessary to preserve, to the extent possible, the intent and purpose of this Agreement.

     4. COMPENSATION. In consideration of the services to be provided by Consultant pursuant to this Agreement, Cadiz shall pay compensation to Consultant as follows:

          a.   BASE CASH COMPENSATION.  Base cash
compensation of $150,000 annually, payable in equal monthly installments. Cadiz may make payment of cash compensation to Consultant in advance as a retainer to be applied against 50% of next succeeding monthly installments of base compensation until fully utilized. In the event of a termination of this Agreement pursuant to subparagraphs (i) or (iii) of paragraph 9(a) below at a time when any portion of a retainer remains outstanding and unutilized, Consultant agrees to make repayment of any such unutilized amount to Cadiz within 20 calendar days of termination. In addition, should counsel to Cadiz determine that an outstanding advance payment of cash compensation to a director or executive officer of Cadiz would violate the provisions of the Sarbanes-Oxley Act of 2002, then Consultant agrees to make repayment of any unutilized amount of such retainer to Cadiz immediately prior to (and as a condition to) any future appointment of Consultant as a director or executive officer of Cadiz. The retainer payment shall be subject to such further confirming documentation as may be mutually agreed upon between Cadiz and Consultant. The parties agree that the retainer payment may be subject to repayment and/or termination upon the satisfaction by Cadiz of certain financial milestones to be agreed upon by Cadiz and Consultant from time to time. .

          b. ADDITIONAL CASH COMPENSATION. In light of Consultant's status as an independent contractor to Cadiz, the parties acknowledge that no payroll or employment taxes of any kind shall be withheld or paid by Cadiz with respect to payments to Consultant during the Term, and that Cadiz shall make no additional benefits available to Consultant. Nevertheless, Cadiz shall pay to Consultant, with each payment of base cash compensation, additional cash compensation in an amount equal to 8% of the amount of such payment of base cash compensation. Such additional payment is intended to be paid in lieu of the aggregate amount of payroll and/or employment taxes and benefits (including, but not limited to, FICA, federal personal income tax withholding, state income tax withholding, state unemployment insurance tax, Medicare withholding, disability insurance and 401(k) or similar retirement contributions) that would be paid by Cadiz on behalf of an executive employee of Cadiz receiving equivalent base cash compensation as set forth in subsection (a) above.

          c.   EQUITY-BASED COMPENSATION. Consultant
acknowledges and agrees that Cadiz contemplates the adoption, following the execution of this Agreement, of a new compensation plan or program for senior management (the "Compensation Plan"). Cadiz agrees that following adoption of the Compensation Plan Consultant shall be invited to participate in the Compensation Plan. Consultant's participation in the Compensation Plan shall be negotiated between Consultant and Cadiz in good faith at a level consistent with that of a member of senior management with comparable duties and responsibilities. Cadiz and Consultant acknowledge and agree that the receipt by Consultant of equity-based compensation under the Compensation Plan in form and amount satisfactory to Consultant is an integral part of the compensation to be received by Consultant for services to be performed under this Agreement. Accordingly, should Consultant not, within one hundred twenty (120) days of the effective date of this Agreement, be offered equity based compensation pursuant to the Compensation Plan which Consultant deems satisfactory in Consultant's sole and absolute discretion, then Consultant shall have the right to terminate this Agreement pursuant to Section 9(a)(v) below.

          d. BONUS COMPENSATION. Following the conclusion of each fiscal year during the term of this Agreement, the Board shall make a good faith evaluation of the performance of Consultant during such year, on the basis of which Consultant shall receive a bonus in an amount to be determined at the discretion of the Board. Such evaluation shall be conducted, and the bonus amount determined, in a manner consistent with that which would be utilized by the Board in establishing a discretionary bonus for a member of senior management with comparable duties and responsibilities.

          e. PAYMENT OF TAXES. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and Consultant acknowledges the obligation to pay all self-employment tax and other taxes thereon and that he will not be eligible for any employee benefits. Consultant further agrees to indemnify Cadiz and hold it harmless to the extent of any obligation imposed on Cadiz: (i) to pay withholding taxes or similar items; or (ii) resulting from Consultant's being determined not to be an independent contractor. As may be appropriate, Cadiz shall report the payments made hereunder by (a) filing the appropriate 1099 forms and (b) making any other reports required by law.

     5. REIMBURSEMENT OF EXPENSES. Cadiz will reimburse Consultant during both the Term for any appropriately documented, reasonable and necessary travel and other business expenses incurred by Consultant in the course of providing services pursuant to this Agreement, including for airline travel between Consultant's home in Colorado and Cadiz's offices as requested by Cadiz or as otherwise necessary or appropriate for the performance of Consultant's duties hereunder, and for meals, transportation and lodging related thereto. Notwithstanding the foregoing, for as long as Consultant continues to provide services for Kaiser, Cadiz shall be responsible for only one-half of the cost of airline transportation between Colorado and Southern California and for one-half of the cost of a rental car for ground transportation while Consultant is in Southern California. Consultant confirms and agrees that he will only seek reimbursement for the foregoing reasonable and necessary expenses consistent with the foregoing terms and consistent with Cadiz's expense reimbursement policies and procedures.

     6. MEMBERSHIP ON THE BOARD OF DIRECTORS. In connection with Consultant's continuing service to Cadiz, the Board of Directors of Cadiz anticipates that it shall invite Consultant to serve as a member of the Board of Directors of Cadiz to serve until Cadiz's next Annual Meeting of Stockholders or until his successor is elected and qualified. In addition, Cadiz may invite Consultant from time to time to serve as a director of one or more subsidiaries of Cadiz. Nothing in this Agreement shall be construed to grant Consultant the right to continue to serve as a director of Cadiz or any of its subsidiaries. Should Consultant accept the position of director of Cadiz and/or its subsidiaries, Consultant shall not while this Agreement is in effect be entitled to separate compensation for his services as a director of Cadiz or its subsidiaries.

     Upon termination of this Agreement, Consultant agrees to provide a letter of resignation from the Board of Directors of Cadiz and/or any subsidiaries thereof effective, in each case, upon such termination, unless
Cadiz, acting through its Board of Directors, requests in writing that Consultant withdraw such resignation and Consultant agrees in writing to withdraw such resignation prior to the termination of this Agreement.

     7. INDEPENDENT CONTRACTOR. Cadiz and Consultant agree that the relationship among the parties shall be that of independent contractor. Cadiz and Consultant acknowledge that during the term of this Agreement, Consultant will not be acting as an officer or employee of Cadiz (although Consultant shall serve, if invited, as a director of Cadiz as provided in Section 6 hereof). However, in his role as Consultant, Consultant is not, and will not, be responsible for any management decisions on behalf of Cadiz, and may not commit Cadiz to any action. Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and Consultant will not commit Cadiz in any manner except when a commitment has been specifically authorized in writing by Cadiz or to the extent Consultant is acting in his authorized capacity as director.

     8. CONFIDENTIALITY AND TRADE SECRETS. For purposes of this Section 8, the term "Cadiz" shall collectively refer to Cadiz and any affiliate thereof.

          a. CONFIDENTIAL INFORMATION. Consultant shall keep in strictest confidence all information relating to the business, affairs, customers and suppliers of Cadiz (collectively hereinafter referred to as "Trade Secrets") which Consultant may acquire during the performance of services and duties hereunder and which is not otherwise generally known to the public. During the term of this Agreement, and at all times thereafter, Consultant shall not publish, communicate, divulge, disclose or use, whether or not for its own benefit, any such information without the prior written consent of Cadiz.

          b.   ONGOING OBLIGATION. The provisions in this
Section 8 shall be binding during the term of this Agreement and at all times thereafter, regardless of the circumstances or reasons for termination of this Agreement. In the event the provisions in this Section 8 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     9.   TERMINATION.

          a.   TERMINATION EVENTS. Notwithstanding the
provisions of Section l above, this Agreement shall terminate:

               i. At the election of Cadiz, upon the death or permanent disability of Consultant, "permanent disability" being defined as any continuous loss of one-half ('is) or more of the time spent by Cadiz in the usual weekly performance of his duties as a result of physical or mental illness for a continuous period in excess of ninety (90) days.

               ii.  At the election of Cadiz, at such time,
if any, as Cadiz ceases to conduct business for any reason whatsoever.

               iii. At the election of the Cadiz, upon
the breach by, Consultant of any term or condition of this Agreement or upon the dismissal of Consultant by Cadiz for cause. For purposes of this Agreement, Cadiz shall have "cause" to terminate Consultant's employment if he (1) engages in one or more acts constituting a felony; (2) engages in one or more acts involving fraud or serious moral turpitude; (3) misappropriates Cadiz assets or engages in gross misconduct materially injurious to Cadiz or its affiliates or subsidiaries; or (4) willfully fails to comply with the written instructions of the Board of Directors or Chief Executive Officer of Cadiz.

               iv.  At the election of Consultant, upon a
breach by Cadiz of this Agreement.

               v.   At the election of Consultant, in the
event that Consultant shall not, within one hundred twenty
(120) days of the effective date of this Agreement, have been offered equity based compensation pursuant to the Compensation Plan which Consultant deems satisfactory in Consultant's sole and absolute discretion, as further described in Section 4(c) above.

          b. PAYMENTS FOLLOWING TERMINATION. Following termination of this Agreement for any reason other than pursuant to Section 9(a)(iv) above, Cadiz shall have no obligation to make payments to, or bestow benefits upon, Consultant after the date of termination (otherwise than as required by law), except for theretofore accrued and unpaid compensation under Section 4; provided, however, that the termination of this Agreement shall not affect the right of Consultant to exercise any rights to purchase or otherwise acquire securities of the Cadiz which may have vested in full prior to the date of termination.

          c.   RETURN OF COMPANY'S PROPERTY. If this
Agreement is terminated for any reason, Cadiz may, at its option, require Consultant to vacate his offices prior to the effective date of a termination and to cease all activities on Cadiz's behalf. Consultant agrees that on the termination of this Agreement in any manner, he will immediately deliver to Cadiz all notebooks, brochures, documents, memoranda, reports, files, books, correspondence, customer lists, or other written or graphical records, and the like, relating to the business or work of Cadiz, which are or have been in his possession or under his control and which have not been returned to the Cadiz. Consultant hereby expressly acknowledges that all such materials referenced above are the property of Cadiz.

          d. PUBLIC IDENTIFICATION. If this Agreement is terminated for any reason, Consultant shall immediately and forever thereafter cease to hold himself out to any person, firm, partnership, corporation or other entity as an independent contractor or representative of Cadiz or of any entity owned by, or affiliated with, Cadiz.

     10. CONFLICTING OBLIGATIONS. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from fully complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

     11. INJUNCTIVE RELIEF. Consultant acknowledges that a breach by Consultant of the provisions of Sections 3(c) and 8 of this Agreement will cause Cadiz irreparable injury. It is, therefore, expressly acknowledged that the provisions of Sections 3(c) and 8 may be enforced by injunction and other equitable remedies, without bond. Such relief shall not be exclusive, but shall be in addition to any other rights or remedies Cadiz may have for such breach.

     12. LITIGATION AND ATTORNEYS FEES. In the event of any litigation between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, the unsuccessful party to such litigation shall pay to the successful party therein all costs and expenses, including but not limited to reasonable attorneys' fees incurred therein by such successful party, which costs, expenses and attorneys' fees shall be included as a part of any judgment rendered in such action in addition to any other relief to which the successful party may be entitled.

     13.  ADDITIONAL ACKNOWLEDGMENTS.

          a. Consultant understands that the terms of this Agreement may be required to be disclosed in, or filed as an exhibit to, Cadiz' annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange
Commission.

          b.   Consultant acknowledges and agrees that
Consultant has fully read and understands this Agreement, has been advised to and has been given the opportunity to consult with his attorney concerning this Agreement, has had any questions regarding its effect or the meaning of its terms answered to Consultant's satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

          c. Cadiz and Consultant acknowledge and agree that Consultant is serving as a consultant to Cadiz at the request of Cadiz and as such Consultant is to be deemed an "Agent" of Cadiz for purposes of the indemnity provisions set forth in Article VI of the Bylaws of Cadiz. Accordingly, Consultant shall be entitled to indemnification from Cadiz to the full extent to which an Agent is entitled to indemnification pursuant to the provisions of Article VI of the Bylaws of Cadiz.

          d. Cadiz and Consultant acknowledge and agree that upon the receipt by Consultant of equity-based compensation under the Compensation Plan in form and amount satisfactory to Consultant pursuant to Section 4(c) above or otherwise prior to the expiration of the term of this Agreement, it may be beneficial to the parties to engage Consultant as an employee of Cadiz, rather than as a Consultant to Cadiz. Each party agrees to enter into good faith discussions concerning such a change in status at the request of the other and, if such a change is agreed upon, to enter into a new agreement (or modification of this Agreement) setting forth the terms and conditions of such employment; provided, however that neither party shall have an obligation to agree to a change in status if such a change would result in a diminution in the benefits of such party or an increase in the obligations of such party as otherwise provided for in this Agreement.

     14.  GENERAL PROVISIONS.

          a. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. However, neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

          b.   This Agreement is the entire agreement
between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.

          c. The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

          d. This Agreement may not be modified except by a written instrument signed by all parties hereto.

          e. All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

          f. This Agreement is made with reference to the laws of the State of
California and shall be governed by and construed in accordance therewith. Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         Cadiz:

                         Cadiz Inc.


                         By:  /s/ Keith Brackpool
                              -----------------------------
                              Keith Brackpool
                              Chief Executive Office


                         By:  /s/ Murray H. Hutchison
                              -----------------------------
                              Murray H. Hutchison
                              Chair, Compensation Committee


                         Consultant


                         /s/ Richard E. Stoddard
                         -----------------------------------
                         Richard E. Stoddard




                          EXTENSION
                             OF
                    CONSULTING AGREEMENT

This Extension of Consulting Agreement ("Extension") is entered into as of the 1st day of January, 2004, by and between Richard E. Stoddard ("Consultant") and Cadiz Inc., a
Delaware corporation ("Cadiz").

Whereas, Consultant and Cadiz entered into a Consulting
Agreement dated August, 2002:

Whereas, Consultant and Cadiz have continued such agreement by Extension dated June 1, 2003 and desire to continue said consulting agreement again:

Now therefore, the parties agree as follows:

  1. Term, Duties and Necessary Services. These provisions shall remain unchanged from the original agreement provided, however, in addtion, Consultant agrees to serve as an officer or member of the Board of Managers of any Cadiz subsidiaries as determined from time to time by Cadiz.

  2. Compensation.   On the effective date of this
     agreement, Consultant shall be paid a monthly amount equal to $20833 payable on the 20th day of each month, beginning January 20, 2004, and will continue on a month to month
     basis until terminated by either party.   The parties
     acknowledge that Consultant shall not be paid benefits or participate in any Cadiz benefit plans.

  3. Current Equity Grant.  The Parties acknowledge that
     Consultant was included in the most recent equity grant set forth in Board resolutions attached.

  4. Future Equity Participation. The Parties acknowledge that Consultant is eligible to participate as a member of the key management team in any further equity grants considered by the compensation committee of the Board of Cadiz.

  5. Original Contract. All other provisions of the original Consulting Agreement, where not inconsistent with this Extension, shall remain in full force and effect.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
Cadiz Inc.

 /s/ Keith Brackpool
---------------------------------
Keith Brackpool, Chairman and CEO


Consultant

 /s/ Richard Stoddard
---------------------------------
Richard E. Stoddard